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                                                                    Exhibit 21.1

                                  Subsidiaries

As of March 26, 1999, there are 30 wholly owned subsidiaries of USWeb Corporation operating in the United States and nine wholly owned subsidiaries of USWeb Corporation operating in foreign countries, all of which carry on the same line of business as USWeb Corporation. Some of the subsidiaries themselves hold further subsidiary entities, all of which are also in the same line of business.